NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES CFO TRANSITION

DAVIDSON, N.C. – October 6, 2026 – Curtiss-Wright Corporation (NYSE: CW) today announced that K. Christopher Farkas, Executive Vice President and Chief Financial Officer, will be retiring effective at calendar year-end. In connection with his retirement, Mr. Farkas has stepped down from his position as Chief Financial Officer, but he will remain with the Company as Executive Vice President until the Retirement Date to facilitate a seamless transition. Gary Ogilby, Senior Vice President and Corporate Controller, will serve as interim CFO, effective October 6, 2026, while the Board of Directors conducts a comprehensive search for a permanent successor.

“On behalf of the Board of Directors and the Curtiss-Wright leadership team, I want to thank Chris for his excellence in leading our finance function as CFO over the past six years,” said Lynn Bamford, Chair and Chief Executive Officer. “Chris has played an important role in our strong financial performance and healthy balance sheet, while helping to create tremendous value for our shareholders. I’ve appreciated Chris’ partnership in executing our Pivot to Growth strategy and congratulate him on an impressive career at Curtiss-Wright.”

“It has been a distinct privilege to serve as Curtiss-Wright’s CFO over the past six years and help shape the company over my nearly two decades in the finance function,” said Farkas.” “I am proud of our disciplined approach to capital allocation and ability to deliver consistent returns and immense value for our shareholders. Gary has been an integral part of our financial processes for many years. I have complete confidence in him and in the strength of our finance organization, and we will ensure that this transition will be seamless. I want to thank the leadership team, finance team and Board for their partnership and I look forward to the Company’s continued momentum and success.”

K. Christopher Farkas joined Curtiss-Wright in 2009 and has held roles of increasing responsibility over the years, including Vice President and Corporate Controller, Vice President of Finance, and, since 2020, Chief Financial Officer. As CFO, he has led the Company’s finance organization, helping to build on Curtiss-Wright’s strong foundation of operational excellence

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and financial discipline. The decision by Mr. Farkas is unrelated to the business or financial performance of the company, which reports earnings on November 4, 2026.

Gary A. Ogilby joined Curtiss-Wright in 2010 and has served as Vice President and Corporate Controller since 2020 and Senior Vice President since 2026. With more than 20 years of experience, he oversees the Company’s accounting operations, financial planning and analysis, financial reporting, internal controls and audit coordination, and leads the monthly and quarterly close. He has contributed to Curtiss-Wright’s active portfolio management, including numerous strategic acquisitions during a period of substantial growth in market capitalization.

He will continue in this role in addition to serving as interim CFO. Prior to joining Curtiss-Wright, he worked within the audit practice of Ernst & Young where he spent the majority of his time auditing public multi-national companies. Mr. Ogilby holds a Bachelor of Science Degree in Accounting from the College of New Jersey. He is a CPA and is a Member of the AICPA.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Nuclear Power, Process and Industrial markets. We leverage a workforce of approximately 9,300 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.

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